As filed with the Securities and Exchange Commission on March 28, 2024

Registration No. 333-269055

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 10 TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

IMMRSIV Inc

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1004, Toa Payoh North, #04-12

Singapore 318995

+65 6255 4645

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Meng Ding, Esq. Sidley Austin c/o 39/F, Two Int’l Finance Centre 8 Finance St, Central Hong Kong +852 2509-7888	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 (703) 919-7285

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

IMMRSIV Inc is filing this Amendment No. 10 (this “Amendment No. 10”) to the Registration Statement on Form F-1 (Registration No. 333-269055), originally filed on December 29, 2022 (the “Registration Statement”), as an exhibit-only filing solely to file a request for waiver and representation under Item 8.A.4 of Form 20-F as Exhibit 99.2. Accordingly, this Amendment No. 10 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

Information Not Required In Prospectus

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him, other than by reason of such person’s own dishonesty, willful default or fraud, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements to be filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Pursuant to a group reorganization in December 2022, the Registrant issued an aggregate of 11,000,000 Class A and 4,000,000 Class B Ordinary Shares, par value US$0.0001, as follows:

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration
PNG Bee Hin	December 28, 2022	3,731,906 Class A Ordinary Shares	3,731,906 Class A Ordinary Shares of IMMRSIV Group Holdings
PNG Bee Hin	December 28, 2022	2,000,000 Class B Ordinary Shares	2,000,000 Class B Ordinary Shares of IMMRSIV Group Holdings
Lim Yau Boon	December 28, 2022	500,000 Class A Ordinary Shares	500,000 Class A Ordinary Shares of IMMRSIV Group Holdings
Lim Yau Boon	December 28, 2022	1,000,000 Class B Ordinary Shares	1,000,000 Class B Ordinary Shares of IMMRSIV Group Holdings
Siddharth JAIN	December 28, 2022	500,000 Class A Ordinary Shares	500,000 Class A Ordinary Shares of IMMRSIV Group Holdings
Siddharth JAIN	December 28, 2022	1,000,000 Class B Ordinary Shares	1,000,000 Class B Ordinary Shares of IMMRSIV Group Holdings
Other Shareholders	December 28, 2022	4,908,094 Class A Ordinary Shares	4,908,094 Class A Ordinary Shares of IMMRSIV Group Holdings
Gate City Investments Limited	December 28, 2022	530,000 Class A Ordinary Shares	530,000 Class A Ordinary Shares of IMMRSIV Group Holdings
Van De Hoist Pte Ltd	December 28, 2022	530,000 Class A Ordinary Shares	530,000 Class A Ordinary Shares of IMMRSIV Group Holdings
Lian Qi Private Limited	December 28, 2022	300,000 Class A Ordinary Shares	300,000 Class A Ordinary Shares of IMMRSIV Group Holdings

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ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the combined and consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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IMMRSIV Inc

Exhibit Index

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement
3.1†	1st Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
4.1†	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.2†	Shareholders’ Agreement, dated February 25, 2022, among the then shareholders of LDR Pte. Ltd.
5.1†	Opinion of Harney Westwood & Riegels Singapore LLP regarding the validity of the Class A Ordinary Shares being registered
8.1†	Opinion of Harney Westwood & Riegels Singapore LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2†	Form of Employment Agreement between the Registrant and its directors
10.3†	Form of Employment Agreement between the Registrant and its executive officer
14.1†	Code of Business Conduct and Ethics of the Registrant
21.1†	List of Significant Subsidiaries
23.1†	Consent of Kreit & Chiu CPA LLP, Independent Registered Public Accounting Firm
23.2†	Consent of Harney Westwood & Riegels Singapore LLP (included in Exhibit 5.1)
23.3†	Consent of CNPLaw LLP
23.4†	Consent of Lim Yau Boon to act as executive director
23.5†	Consent of Deta Constantine to act as independent director
23.6†	Consent of Michael J. Hamilton to act as independent director
23.7†	Consent of Teng Theng Dar to act as independent director
24.1	Powers of Attorney (included on signature page)
99.1†	Opinion of CNPLaw LLP regarding certain Singapore law matters
99.2	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107†	Filing Fee Table

†	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on March 28, 2024.

IMMRSIV Inc

By:	/s/ Png Bee Hin
Name:	Png Bee Hin
Title:	Chairman of the Board of Directors and Chief Executive Officer

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Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Png Bee Hin and Ho Soo Hui as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Png Bee Hin	Director and Chief Executive Officer	March 28, 2024
Name: Png Bee Hin	(principal executive officer)

/s/ Ho Soo Hui	Chief Financial Officer	March 28, 2024
Name: Ho Soo Hui	(principal financial and accounting officer)

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Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of IMMRSIV Inc has signed this registration statement or amendment thereto in New York on March 28, 2024.

Authorized U.S. Representative - Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President, Cogency Global Inc.

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